EXHIBIT 99.1

[GRAPHIC APPEARS HERE]	NEWS

OMEGA PROTEIN ANNOUNCES EXTENSION OF

$20 MILLION CREDIT FACILITY WITH BANK OF AMERICA

HOUSTON, May 21, 2003 - Omega Protein Corporation (NYSE symbol: OME) announced today that it has amended its $20 million secured revolving credit agreement with Bank of America, N.A. The existing facility, due to expire December 20, 2003, has been extended until December 20, 2006. Borrowings under the amended credit facility bear interest ranging from (i) Prime or LIBOR plus 2.25% to (ii) Prime plus 0.25% or LIBOR plus 2.75%, depending upon certain ratios set forth in the amended facility.

Omega Protein President and Chief Executive Officer Joe von Rosenberg said that the Company’s cash position is sound and the Company does not need the credit facility to fund Company operations. Rather, the credit facility enables Omega Protein to take advantage of growth and other strategic opportunities that may arise.

“We are pleased to have strengthened our relationship with Bank of America, a leading commercial and industrial lender in the United States. Our ability to amend and extend this credit facility shows the strength of Omega Protein’s financial position. The credit facility gives the Company the flexibility to act should attractive strategic opportunities present themselves in the future,” von Rosenberg said.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; and (3) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega‘s filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Significant Factors That May Affect Forward-Looking Statements” and “— Seasonality and Quarterly Results.”

Contact:    Investor Relations Department,(713) 623-0060 or news@omegaproteincorporation.com

          Website: www.buyomegaprotein.com

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